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EXHIBIT 2.2

                                ESCROW AGREEMENT

           This Escrow Agreement, dated as of August 18, 2000 (hereinafter referred to as "Agreement"), by and between ADD Acquisition Corp., a subsidiary of Dauphin Technology, Inc. (hereinafter collectively referred to as "Buyer"), T & B Design, Inc. f/k/a Advanced Digital Designs, Inc., an Illinois corporation ("Company"), Anthony Vitucci ("Vitucci") and Bruce Karsten ("Karsten") (Company, Vitucci and Karsten are hereinafter collectively referred to as "Seller"), and National City Bank of Michigan/Illinois (hereinafter referred to as "Escrow Agent").

                                   WITNESSETH:

           WHEREAS, pursuant to an Asset Purchase Agreement between Buyer and Seller, dated August 18, 2000, Buyer has agreed to purchase from Seller all of the assets of Company, in consideration of the payments by Buyer provided in the Agreement, including the payment of THREE MILLION DOLLARS ($3,000,000) to the Escrow Agent to be held and disposed of by it on the terms set forth in this Agreement; and

           WHEREAS, Buyer and Seller desire the Escrow Agent to hold and dispose of the Escrow Fund (as defined herein), and the Escrow Agent is willing to do so on the terms and conditions hereinafter set forth;

           NOW, THEREFORE, in consideration of the transactions contemplated by the Asset Purchase Agreement, and of the promises and the mutual agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1. DEFINITIONS. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Asset Purchase Agreement.

2. ESCROW. In accordance with the terms of the Asset Purchase Agreement, Buyer will deposit on August 18, 2000 with the Escrow Agent THREE MILLION DOLLARS ($3,000,000) to be held and disposed of as provided in this Escrow Agreement. The funds and property held by the Escrow Agent hereunder are hereinafter referred to as the "Escrow Fund."

3. LIABILITY SECURED BY THE ESCROW FUND. Subject to the provisions of Paragraph (2.1) of the Asset Purchase Agreement, the Escrow Fund shall be held as a trust fund and shall not be subject to lien or attachment of any creditor of any party hereto and shall be used solely for the purposes and subject to the conditions set forth herein.

4. ESCROW FUNDS. Escrow Agent shall pay to each of Vitucci and Karsten ONE HUNDRED EIGHTY SEVEN THOUSAND FIVE HUNDRED DOLLARS ($187,500) on the last day of November, February, May and August through August 18, 2002, provided that each of Vitucci and Karsten are not in violation of their Employment Agreement with Buyer, or any other agreement with Buyer and have not been discharged for Just Cause or submitted a Voluntary Resignation, as those terms are defined in the Escrow Agreement by and between each of Vitucci and Karsten with Buyer.


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5.         TERMINATION/PAYMENT OF FUNDS. Except as provided in this Paragraph 5, on the second anniversary of the closing date of the underlying acquisition (hereinafter referred to as "Termination Date"), the Escrow Agent shall pay and deliver to Buyer, any undistributed net income earned and held in the Escrow account, in accordance with written instructions signed by Buyer, and pay and deliver to Seller, any remaining payment of principal, held in the Escrow Fund; provided that, if before such time, Seller(s) shall have asserted one or more claims that it is entitled to receive a payment under this Agreement, and shall have provided a Notice of Claim to the Escrow Agent and to Buyer, that portion of the Escrow Fund equal to the amount of Notice of Claim shall not be paid and delivered as aforesaid until the amount or amounts due (if any) to Seller(s), in respect of all such claims shall have been determined by delivery to the Escrow Agent of one or more Determinations in the forms described in Paragraph 6 hereof and such amount or amounts (if any) have been paid to the party entitled hereto. In the event any Third-Party Claim shall not have been settled or a final judgment with respect thereto shall not have been reached, no portion of the Escrow Fund in excess of the liabilities claimed on the Notice of Claim relating thereto shall be paid or delivered until a Determination with respect to such claim required by Paragraph 5 hereof has been delivered to the Escrow Agent.

6. RESOLUTION OF DISPUTED CLAIMS. Any dispute regarding whether Buyer is entitled to receive a payment out of the Escrow Fund as provided in this Agreement, or as to the amount thereof, or as to the right of Buyer or Seller to receive all or any part of the cash or obligation held by the Escrow Agent hereunder, shall be first submitted to Buyer and Seller. In the event that a Determination has not been delivered to the Escrow Agent within thirty (30) days after Seller has received a Notice of Claim as set forth in Paragraph 5 hereof, such dispute shall be submitted by either Buyer or Seller, to, and settled by, arbitration. Such arbitration shall be effected by arbitrators selected as hereinafter provided and shall be conducted in accordance with the rules, existing at the date thereof, of the American Arbitration Association in Chicago, Illinois. Such arbitration shall be final and binding upon the parties hereto. The dispute shall be submitted to three (3) arbitrators, one arbitrator being selected by Seller, one arbitrator being selected by Buyer, and the third, by the American Arbitration Association. In the event that either party, within twenty (20) days after any notification made to it of the demand for arbitration by the other party, shall not have selected its arbitrator and given notice thereof by registered mail to the other party, such arbitrator shall be selected by the American Arbitration Association. The validity, construction, performance or termination of any agreement by and between the parties submitted to arbitration shall be determined on the basis of the contractual obligations of the parties and the law governing such obligations. The arbitrators shall determine their jurisdiction over person and subject matter if such jurisdiction is challenged by one of the parties. The award of the arbitrators shall be: (a) rendered in writing, not more than forty-five (45) days after the selection of such arbitrator and shall state the grounds on which the arbitrators reached their decision; (b) dated and notified to the parties by registered mail, return receipt requested; and (c) final and not subject to appeal before any court, nor other jurisdiction, nor any authority. Each party shall bear its own expenses, and the expenses of the arbitrators shall be shared equally.

7. QUALIFIED INVESTMENTS. (a) At the written request of Buyer, delivered to the Escrow Agent, all or any part of the Escrow Fund shall be invested by the Escrow Agent for the account and risk of Buyer, in any one or more "Qualified Investments." As used herein, "Qualified Investments" shall mean: (i) cash; (ii) obligations of, or fully guaranteed as to timely payment of principal and interest by, the United States of America with a maturity date of one year or less from the date of investment; (iii) investment companies registered as such under the investment Company Act of 1940, as amended, which value their assets in accordance with Rule 2a-7 (or any successor rule) under such Act; (iv) certificates of deposit with any bank or trust company organized under the laws of the United States of America or the laws of any state


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thereof which has a long term debt rating from Moody's Investor's Service, Inc.
(hereinafter referred to as "Moody's") or by Standard & Poor's Corporation (hereinafter referred to as "S&P"), both of New York, New York, or their successors, of at least an "AAA" rating or as to which Buyer shall have otherwise given its prior consent; and (v) municipal or corporate bonds with a maturity date of one year or less from the date of investment and rated "AAA" by S&P or "AAA" by Moody's or as to which Buyer shall have otherwise given its prior consent. The Escrow Agent shall be, and hereby is, fully empowered to sell any one of the "Qualified Investments" purchased by it pursuant to this Paragraph 7 to provide cash to make payment required or permitted to be made hereunder by the Escrow Agent. The Escrow Agent shall not be liable for any loss due to fluctuations in market rates resulting from a sale of "Qualified Investments" in accordance with the previous sentence or penalties incurred because of early redemption. The Escrow Agent will hold any of the "Qualified Investments" purchased by it hereunder without any responsibility other than for the safekeeping thereof. (b) Interest or other income received by the Escrow Agent with respect to the Escrow Fund, shall be distributed to Buyer on the termination of this Agreement.

8. ESCROW AGENT. National City Bank of Michigan/Illinois hereby agrees to act as Escrow Agent under this Agreement.

9. RELIANCE ON DOCUMENTS. The Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine, and to be signed or presented by the proper person, and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement, except for its own willful misfeasance, negligence, or breach by it of the express terms of this Agreement.

10. ESCROW AGENT COMPENSATION. Seller hereby agrees to: (i) pay the Escrow Agent, upon execution of this Agreement, reasonable compensation for the services to be rendered hereunder, as described in the Schedule attached hereto; and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorneys' fees, incurred or made by it in connection with carrying out its duties hereunder. Payment of said compensation and expenses shall be disbursed form the Escrow account after receiving written approval from Seller.

11. CONCERNING THE ESCROW AGENT. (a) Seller and Buyer hereby agree to jointly and severally indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Escrow Agent, arising out or in connection with its entering into this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability; (b) Each party hereto, except the Escrow Agent, shall provide the Escrow Agent with tax Identification Number (TIN) as assigned by the Internal Revenue Service. All interest or other income earned under this Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid; and (c) the duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and no other or further duties or responsibilities shall be implied.

12. RESIGNATION OF ESCROW AGENT/APPOINTMENT OF SUCCESSOR. The Escrow Agent acting at any time hereunder may resign at any time by giving ninety (90) days prior written notice of resignation to Buyer and Seller, such resignation to be effective on the date specified in such notice. Seller shall appoint a bank or trust company with minimum assets of $50 billion or as to which Buyer has given its prior consent by a written instrument delivered to and executed by such successor Escrow Agent and Seller, and consented to by Buyer which onset shall not be

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unreasonably withheld, whereupon such successor Escrow Agent shall succeed to all the rights and obligations of the resigning Escrow Agent as of the effective date of resignation as if originally named herein and the resigning Escrow Agent shall duly transfer and deliver the Escrow Fund at the time held by the resigning Escrow Agent; provided if no successor Escrow Agent shall have been appointed on the effective date of resignation of the resigning Escrow Agent hereunder, the resigning Escrow Agent may pay the Escrow Fund into a court of competent jurisdiction.

13. NOTICE. Any and all notices or other instruments or papers to be sent to any party hereto by any other party hereto pursuant to this Agreement shall be in writing and delivered personally or sent by registered mail, postage prepaid.

     (a) If to Seller to:     Advanced Digital Design, Inc.
                              Mr. Anthony Vitucci
                              Mr. Bruce Karsten
                              937 N. Plum Grove Rd.
                              Schaumburg, Illinois 60073
                              Telephone:  847.619.4800
                              Fax:        847.619.5001

     With a copy to:          Mr. Daniel F. Gridley
                              210 W. Main Street
                              Barrington, Illinois 60010
                              Telephone:  847.381.8683
                              Fax:        847.381.8684

     (b) If to Buyer to:      Mr. Christopher Geier, Executive Vice President
                              ADD Acquisition Corp.
                              Dauphin Technology, Inc.
                              800 East Northwest Highway, Suite 950
                              Palatine, Illinois 60067
                              Telephone:  847-358-4406
                              Fax:        847-358-4407

     With a copy to:          Ronald P. Duplack, Esq.
                              Rieck and Crotty, P.C.
                              55 West Monroe Street, Suite 3390
                              Chicago, Illinois 60603
                              Telephone:  312-726-4646
                              Fax:        312-726-0647

     (c) If to Escrow Agent:  National City Bank of Michigan/Illinois
                              325 N. Milwaukee Avenue
                              Libertyville, IL 60048
                              Telephone:  847-918-4345
                              Fax:        847-918-4359

     or in each case, at such other address as may be specified in writing.

14. ASSIGNMENT. Neither Buyer nor Seller shall sell, assign, transfer, or encumber, or in any other manner anticipate or dispose of any amount on deposit with the Escrow Agent until

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the same shall be actually paid over to and received by Buyer or Seller, as the case may be pursuant to the terms hereof.

15. BINDING EFFECT AND BENEFIT. The provisions hereof shall be binding upon, and shall inure to the benefit of; the parties and their respective heirs, executors, administrators, successors, and assigns.

16. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Illinois as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies, and, as partial consideration for the other party's execution and performance hereunder each party waives personal service of any and all process upon it, to the extent permitted by law, and consents that all such service of process be made by upon such party at the address and in the manner set forth in Paragraph 13 of this Agreement and service so made shall be deemed to be completed upon the earlier of actual receipt or three days after the same shall have been posted to such party's address.

17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. HEADINGS. The headings of the several paragraphs continued herein are for convenience only and do not define, limit, or construe the contents of such paragraphs.

19. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

DAUPHIN TECHNOLOGY, INC.,                    ADVANCED DIGITAL DESIGNS, INC.,
an Illinois corporation                      an Illinois corporation

By: /s/ Christopher L. Geier                 By: /s/ Bruce Karsten
    -------------------------------              -------------------------------
          Christopher Geier,                         Bruce Karsten, President
       Executive Vice President

                                                       /s/ Anthony Vitucci
                                                 -------------------------------
                                                           Anthony Vitucci

ADD ACQUISITION CORP.,                                 /s/ Bruce Karsten
an Illinois corporation                          -------------------------------
                                                           Bruce Karsten


By: /s/ Christopher L. Geier
    -------------------------------
           Christopher Geier,
        Executive Vice President

National City Bank of Michigan/Illinois

By: /s/ Larry O. Holland
    --------------------------------
           Escrow Agent